UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               __________________

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 13, 2006

                              MOLDFLOW CORPORATION
               (Exact Name of Registrant as Specified in Charter)

            Delaware                000-30027               04-3406763
  (State or other jurisdiction     (Commission            (IRS Employer
        of incorporation           File Number)         Identification No.)

       492 Old Connecticut Path, Framingham, MA               01701
       (Address of principal executive offices)            (Zip Code)


       Registrant's telephone number, including area code: (508) 358-5848


          (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

Timothy Triplett, the Company's Executive Vice President and General Manager Manufacturing Solutions Business Unit, has informed the Company of his decision to resign from employment with the Company, which resignation will be effective sometime during the quarter ended June 30, 2006, as mutually determined by the Company and Mr. Triplett. At such time, the Amended and Restated Employment Agreement between the Company and Mr. Triplett, dated July 8, 2005 (the "Agreement") will terminate.

The Agreement was for an initial period of one year, and is automatically extended for one additional year on the anniversary date unless either party has given notice that it does not wish to extend the Agreement. The Agreement provides for the payment of base salary and incentive compensation and for the provision of certain fringe benefits to Mr. Triplett. The Agreement imposes certain ongoing confidentiality obligations on Mr. Triplett. In addition the Agreement and Plan of Merger dated January 23, 2004 (the "Merger Agreement") by and among Moldflow Corporation, American MSI Corporation, Mr. Triplett and certain other parties, requires Mr. Triplett to refrain from competing with the Company and from soliciting the Company's employees through January 23, 2009, subject to certain other terms and conditions as included in the Merger Agreement.

The Agreement also provides for certain payments and benefits should Mr. Triplett's employment be terminated because of death or disability, by him for good reason or by the Company without cause, as further defined in the Agreement. In general, in the case of a termination by Mr. Triplett for good reason, or by the Company without cause, Mr. Triplett would receive one year of cash compensation, including base salary and an average of cash bonuses paid over the past five years, an extension of benefits for one year and an acceleration of vesting for stock options and restricted stock which otherwise would vest during the next twelve months. Upon a change of control, as defined in the Agreement, he is eligible for a lump sum payment of eighteen months of cash compensation, including base salary and on-target cash bonus for the current fiscal year, an extension of benefits for one year and an acceleration of vesting for all outstanding stock options and restricted stock. Because Mr. Triplett is voluntarily terminating his Agreement with the Company, no cash compensation or extension of benefits is required pursuant to the terms of the Agreement and any vested but unexercised stock options held by Mr. Triplett may be exercised for a period of three (3) months following the date of termination.

This matter is discussed further in the press release issued by Moldflow Corporation on April 13, 2006 which is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.


Item 2.02. Results of Operations and Financial Condition

The information disclosed under this Item 2.02, including Exhibit 99.1, is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.

On April 13, 2006, Moldflow Corporation issued a press release regarding preliminary results for the quarter ended March 31, 2006. The full text of the press release is furnished as Exhibit 99.1 to this Form 8-K.


Item 9.01  Financial Statements and Exhibits

     (c)   Exhibits.

     Exhibit 99.1    Press Release of Moldflow Corporation dated April 13, 2006.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 14, 2006                       MOLDFLOW CORPORATION


                                           By:   /s/ Christopher L. Gorgone
                                              ----------------------------------
                                              Christopher L. Gorgone
                                              Executive Vice President, Chief
                                              Financial Officer and Treasurer

                                  EXHIBIT INDEX


Exhibit 99.1   Press Release of Moldflow Corporation dated April 13, 2006.